                                                                     EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                                   CNET, INC.


                               SAVVYSEARCH LIMITED

                                       AND


                               THE STOCKHOLDERS OF
                               SAVVYSEARCH LIMITED





                                 OCTOBER 7, 1999

                                TABLE OF CONTENTS

                                                                                                           Page No.
                                                                                                           --------

ARTICLE I         THE MERGER....................................................................................... 1
         SECTION 1.01.  The Merger................................................................................. 1
         SECTION 1.02.  Closing; Closing Date; Effective Time...................................................... 1
         SECTION 1.03.  Effect of the Merger....................................................................... 2
         SECTION 1.04.  Certificate of Incorporation; Bylaws....................................................... 2
         SECTION 1.05.  Directors and Officers..................................................................... 2
ARTICLE II        CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES............................................... 2
         SECTION 2.01.  Consideration; Conversion and Cancellation of Securities................................... 2
         SECTION 2.02.  Exchange and Surrender of Certificates..................................................... 3
         SECTION 2.03   Other Consideration........................................................................ 4
ARTICLE III       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS............................... 4
         SECTION 3.01.  Organization and Qualification............................................................. 4
         SECTION 3.02.  Articles and Bylaws........................................................................ 4
         SECTION 3.03.  Capitalization............................................................................. 4
         SECTION 3.04.  Authority.................................................................................. 5
         SECTION 3.05.  Subsidiaries and Other Interests........................................................... 6
         SECTION 3.06.  Title to Assets............................................................................ 6
         SECTION 3.07.  Condition of Assets........................................................................ 6
         SECTION 3.08.  No Conflict; Required Filings and Consents................................................. 6
         SECTION 3.09.  Permits; Compliance........................................................................ 7
         SECTION 3.10.  Financial Statements....................................................................... 7
         SECTION 3.11.  Absence of Certain Changes or Events....................................................... 7
         SECTION 3.12.  No Undisclosed Liabilities................................................................. 8
         SECTION 3.13.  Absence of Litigation...................................................................... 8
         SECTION 3.14.  Taxes...................................................................................... 8
         SECTION 3.15.  Tax Matters................................................................................10
         SECTION 3.16.  Employee Matters...........................................................................10
         SECTION 3.17.  Brokers....................................................................................10
         SECTION 3.18.  Illegal Payments...........................................................................10
         SECTION 3.19.  Leased Properties..........................................................................10
         SECTION 3.20.  Certain Material Contracts.................................................................10
         SECTION 3.21.  Competing Interests........................................................................11
         SECTION 3.22.  Material Customers and Suppliers...........................................................11
         SECTION 3.23.  Intellectual Property......................................................................12
         SECTION 3.24.  Investor Representations...................................................................13
         SECTION 3.25.  Year 2000 Compliance.......................................................................13
         SECTION 3.26.  Insurance..................................................................................14
         SECTION 3.27.  Information Supplied.......................................................................14
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF BUYER..........................................................14
         SECTION 4.01.  Organization and Qualification.............................................................14

         SECTION 4.02.  Authority..................................................................................15
         SECTION 4.03.  No Conflict; Required Filings and Consents.................................................15
         SECTION 4.04.  SEC Documents..............................................................................15
         SECTION 4.05.  Financial Statements.......................................................................15
         SECTION 4.06.  Tax Matters................................................................................16
         SECTION 4.07.  Valid Issuance of Buyer Common Stock.......................................................16
ARTICLE V         COVENANTS........................................................................................16
         SECTION 5.01.  Affirmative Covenants of the Company.......................................................16
         SECTION 5.02.  Negative Covenants of the Company..........................................................17
         SECTION 5.03.  Restrictive Covenant.......................................................................18
         SECTION 5.04.  Confidential Information...................................................................19
         SECTION 5.05.  Access and Information.....................................................................20
         SECTION 5.06.  Appropriate Action; Consents; Filings......................................................20
         SECTION 5.07.  Tax Treatment..............................................................................21
         SECTION 5.08.  Public Announcements.......................................................................21
         SECTION 5.09.  Fees, Expenses and Other Payments..........................................................21
         SECTION 5.10.  Employment and Consulting Agreements.......................................................22
         SECTION 5.11.  Company Financials.........................................................................22
         SECTION 5.12.  Technical Support..........................................................................22
ARTICLE VI        CLOSING CONDITIONS...............................................................................22
         SECTION 6.01.  Conditions to Obligations of Buyer.........................................................22
         SECTION 6.02.  Conditions to Obligations of the Company and the Stockholders..............................24
ARTICLE VII       INDEMNIFICATION..................................................................................25
         SECTION 7.01.  Indemnification of Buyer...................................................................25
         SECTION 7.02.  Survival...................................................................................25
         SECTION 7.03.  Notice.....................................................................................26
         SECTION 7.04.  Defense of Claims..........................................................................26
         SECTION 7.05.  Indemnity Holdback.........................................................................26
         SECTION 7.06.  Indemnity Payments Reduced by Insurance Proceeds...........................................27
         SECTION 7.07.  Exclusive Remedy...........................................................................27
ARTICLE VIII         TERMINATION, AMENDMENT AND WAIVER.............................................................27
         SECTION 8.01.  Termination................................................................................27
         SECTION 8.02.  Effect of Termination......................................................................28
         SECTION 8.03.  Amendment..................................................................................28
         SECTION 8.04.  Waiver.....................................................................................28
ARTICLE IX        REGISTRATION RIGHTS..............................................................................29
         SECTION 9.01.  Registration Statement.....................................................................29
         SECTION 9.02.  Limitations on Sale........................................................................29
         SECTION 9.03.  Information................................................................................29
         SECTION 9.04.  Expenses...................................................................................29
         SECTION 9.05.  Indemnification............................................................................29
ARTICLE X         GENERAL PROVISIONS...............................................................................30
         SECTION 10.01. Notices....................................................................................30
         SECTION 10.02. Certain Definitions........................................................................31
         SECTION 10.03. Headings...................................................................................32
         SECTION 10.04. Severability...............................................................................32
         SECTION 10.05. Entire Agreement...........................................................................32

         SECTION 10.06. Assignment.................................................................................32
         SECTION 10.07. Parties in Interest........................................................................33
         SECTION 10.08. Specific Performance.......................................................................33
         SECTION 10.09. Failure or Indulgence Not Waiver; Remedies Cumulative......................................33
         SECTION 10.10. Further Assurances.........................................................................33
         SECTION 10.11. Governing Law; Venue.......................................................................33
         SECTION 10.12. Counterparts...............................................................................33

EXHIBITS:

Exhibit A         Form of Employment Agreement
Exhibit B         Form of Consulting Agreement
Exhibit C         Form of Closing Certificate
Exhibit D         Form of Legal Opinion of Company's Counsel
Exhibit E         Form of Pledge Agreement


SCHEDULES:

3.03              Capitalization
3.06(a)           Assets
3.10(a)           Financial Statements
3.10(c)           Operating Statistics
3.10(d)           Accounts Receivable
3.11              Certain Changes or Events
3.12              Liabilities
3.13              Litigation
3.16              Employees
3.19              Leased Properties
3.20              Material Contracts
3.22              Material Customers and Suppliers
3.25              Year 2000 Compliance
3.26              Insurance

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of October 7, 1999 (this "Agreement"), is by and among CNET, Inc., a Delaware corporation ("Buyer"), SavvySearch Limited, a Massachusetts corporation (the "Company"), and each of the stockholders of the Company appearing on the signature page hereto (the "Stockholders").

         WHEREAS, Buyer and the Company have determined that the merger of the Company with and into Buyer ("Merger"), with Buyer surviving, and conversion of the issued and outstanding shares of the Company, no par value (the "Company Common Stock") into the right to receive shares of common stock of Buyer, $.0001 par value (the "Buyer Common Stock"), on the terms and subject to the conditions of this Agreement and in accordance with the Massachusetts Business Corporation Law ("Massachusetts Law") and the General Corporation Law of the State of Delaware ("Delaware Law") would be advantageous and beneficial to their respective corporations and stockholders;

         WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable federal and state law, at the Effective Time (as defined in Section 1.02), the Company shall be merged with and into Buyer. As a result of the Merger, the separate corporate existence of the Company shall cease and Buyer shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Certain terms used in this Agreement (and not otherwise defined) are defined in
Section 10.02.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement is terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer as soon as practicable (but in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI, or at such other date, time and place as Buyer and the Company may agree; provided, that the conditions set forth in Article VI shall have been satisfied or waived at or prior to such time. The date on which the Closing takes place is referred to herein as the "Closing Date." As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the

State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or such later date or time agreed upon by Buyer and the Company and set forth therein, being the "Effective Time"). As promptly as practicable on the Closing Date, the parties shall also file a certificate of merger with the Secretary of State of the State of Massachusetts, in such form as required by, and executed in accordance with the relevant provisions of, Massachusetts Law.

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Massachusetts Law and Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges and powers of the Company and Buyer will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Buyer shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and bylaws of Buyer, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and bylaws of the Surviving Corporation unless and until amended as provided therein and pursuant to Delaware Law.

         SECTION 1.05. Directors and Officers. The directors and officers of Buyer immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Consideration; Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or their respective stockholders:

                  (a) Subject to the other provisions of this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into 307,489 shares of Buyer Common Stock (the "Conversion Ratio"), which equals Seventeen Million Six Hundred Thousand Dollars ($17,600,000) divided by $57.238 (the average closing price of the Buyer Common Stock on the NASDAQ National Market, as reported in the West Coast Edition of the Wall Street Journal, for the five trading days immediately prior to (but not including) the Closing (the "Average Closing Price"), divided by 131,764, which is the number of outstanding shares of Company Common Stock immediately prior to the Effective Time.

                  (b) All shares of Company Common Stock shall cease to be outstanding and shall automatically be canceled and retired, and each certificate previously evidencing the Company Common Stock outstanding immediately prior to the Effective Time (the "Converted Shares") shall thereafter represent the right to receive Buyer Common Stock in accordance with this Article II and in the proportions listed on Schedule 2. The Stockholders shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law. Certificates previously evidencing Converted Shares shall be exchanged for Buyer Common Stock upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest.

         SECTION 2.02.     Exchange and Surrender of Certificates.

                  (a)      Subject to the Indemnity Holdback as described in
Section 7.05, each Stockholder shall be entitled to receive, upon surrender to Buyer or its transfer agent of certificates previously evidencing Converted Shares, as soon as practicable after the Closing Date, a certificate representing the Converted Shares so surrendered, registered in the name of such Stockholder. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares shall represent solely the right to receive Buyer Common Stock.

                  (b) All shares of Buyer Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms hereof (including any adjustments pursuant to Section 2.02(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of Company Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (c) No certificates or scrip evidencing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of certificates, and such fractional share interests will not entitle the owner thereof to any rights as a stockholder of Buyer. In lieu of any such fractional shares, the number of shares of Buyer Common Stock issuable to any Stockholder in connection with the Merger shall be rounded up to the nearest whole share.

                  (d) The Conversion Ratio shall be adjusted to reflect fully the effect of any split, reverse split, dividend (including any dividend or distribution of securities convertible into Buyer Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock or Company Common Stock occurring after the date of this Agreement and prior to the Effective Time.

                  (e) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as Buyer (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by Buyer.

         SECTION 2.03 Other Consideration. $4,400,000 (less amounts necessary to pay any Company Expenses in excess of $10,000, amounts owed to employees in excess of $10,000 owed to Chong-Min Hong, or trade payables in excess of $10,000, as contemplated in Section 5.09, which amounts will be identified by the Company at Closing) will be paid to the Stockholders at the Closing in the proportions set forth on Schedule 2 by wire transfer of immediately available funds (to accounts specified in writing by the Stockholders or the Company to CNET at least two days prior to the Closing), for a total consideration of $22,000,000 (the "Purchase Price").

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                              AND THE STOCKHOLDERS

         Except as disclosed in a document dated as of the date of this Agreement and delivered by the Company to Buyer prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), the Company and the Stockholders hereby jointly and severally represent and warrant to Buyer that:

         SECTION 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. The Company is not required to be qualified to do business as a foreign corporation in any jurisdiction. The Company does not operate under any assumed names.

         SECTION 3.02. Articles and Bylaws. The Company has furnished to Buyer true, complete and correct copies of its articles of organization and bylaws, in each case as amended or restated. The Company is not in violation of any of the provisions of its articles of organization or bylaws.

         SECTION 3.03.     Capitalization.

                  (a) The authorized capital of the Company consists of 200,000 shares of Company Common Stock, of which 131,764 shares are issued and outstanding. All of the outstanding capital stock of the Company is held of record and beneficially as indicated in Schedule 3.03, free and clear of all security interests, liens, claims, pledges, agreements, charges, or other encumbrances (a "Lien") of any nature whatsoever. All of the outstanding capital stock of the Company is duly authorized, validly issued in compliance with all applicable laws, and is fully paid and nonassessable and free of preemptive or similar rights created by statute, the articles of organization or bylaws of the Company or any other agreement to which the Company is a party or bound.

                  (b) No shares of capital stock of the Company are reserved for any purpose or held in treasury by the Company and, there are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character obligating the Stockholders or the Company, directly or indirectly, to grant, issue, sell, purchase, acquire or otherwise transfer or deliver any shares of capital stock of the Company or other equity interest in, or any agreement, document, instrument or obligation convertible or exchangeable therefore, the Company.

                  (c) Except as set forth on Schedule 3.03, there are no obligations, contingent or otherwise, of the Company or the Stockholders to (i) repurchase, redeem or otherwise acquire any shares of capital stock of the Company or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any other person. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company.

                  (d)      The Company (i) does not directly or indirectly own,
(ii) has not agreed to purchase or otherwise acquire and (iii) does not hold any interest convertible into or exchangeable or exercisable for the capital stock (or equivalent equity interest) of any corporation, partnership, joint venture or other business association or entity.

         SECTION 3.04. Authority. The Company has all requisite corporate power and authority to (i) execute and deliver this Agreement and all other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement (collectively, the "Company Documents"); (ii) perform its obligations under the Company Documents and (iii) to consummate the transactions contemplated by the Company Documents. The Stockholders have the requisite legal capacity, power and authority to enter into the Company Documents and to perform their respective obligations under the Company Documents. The execution, delivery and performance of the Company Documents by the Company and the Stockholders and the consummation by the Company and the Stockholders of the transactions contemplated by the Company Documents, as applicable, have been duly authorized by all necessary action, and no other proceedings on the part of the Company or the Stockholders are necessary to authorize the Company Documents or to consummate the transactions contemplated hereby. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company and the Stockholders. This Agreement is, and, upon execution and delivery by the Company and the Stockholders, as applicable, at the Closing each of the other Company Documents will be, a legal, valid and binding obligation of the Company and the Stockholders enforceable against the Company and the Stockholders in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding of law or in equity).

         SECTION 3.05. Subsidiaries and Other Interests. The Company has no subsidiaries and does not own any equity or debt interest or any form of proprietary interest in any individual, corporation, partnership, Governmental Entity (as defined in Section 3.08) or other entity, or any obligation, right or option to acquire any such interest.

         SECTION 3.06.     Title to Assets.

                  (a) Set forth in Schedule 3.06(a) is a complete list of all tangible assets of the Stockholders or the Company used in or associated with the business of the Company (the "Business").

                  (b) The Company has good and marketable title to all of the assets it purports to own, and owns all of such assets free and clear of any Liabilities (as defined in Section 3.12) and any Liens, other than (i) statutory liens securing current taxes and other obligations that are not yet delinquent and (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties. The Company holds a valid leasehold interest in all of the leased assets of the Company.

         SECTION 3.07. Condition of Assets. All of the assets of the Company, including any assets held under leases or licenses, are in good condition and repair, ordinary wear and tear excepted, and are in good working order and have been properly and regularly maintained.

         SECTION 3.08.     No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by the Company and the Stockholders does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the articles of organization or bylaws, in each case as amended or restated, of the Company,
(ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment, or decree (collectively, "Laws") applicable to the Company or the Stockholders or by which any of their properties or assets is bound or subject or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment or consent under, or result in the creation of any Lien or encumbrance on any of the properties or assets of the Company pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Stockholders is a party or by or to which the Company or the Stockholders or any of their properties or assets is bound or subject. The Board of Directors of the Company has taken or caused to be taken all actions necessary under Massachusetts Law, including approving the transactions contemplated by this Agreement and taking appropriate actions under Massachusetts Law or any other applicable stockholder protection laws, to ensure that any restrictions on business combinations or the owning or voting of the capital stock of the Company do not, and will not, apply with respect to or as a result of the transactions contemplated by this Agreement.

                  (b) The execution and delivery of this Agreement by the Company and the Stockholders does not, and consummation of the transactions contemplated hereby will not, require the Company and the Stockholders to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (each individually, a "Governmental Entity", and collectively, "Governmental Entities"), except for the filing and recordation of appropriate merger documents as required by Massachusetts Law and Delaware Law.

         SECTION 3.09. Permits; Compliance. The Company has all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and its assets and operations are currently and have at all times been in compliance with all Laws applicable to the Company and its operations or by or to which any of its assets is bound or subject, including without limitation all Laws related to environmental protection, employee benefits, labor and employment and occupational health and safety. The Company has not received from any Governmental Entity any written notification with respect to possible violations of Laws.

         SECTION 3.10.     Financial Statements.

                  (a) Schedule 3.10(a) includes (i) the unaudited balance sheet data of the Company as of September 15, 1999, and the unaudited statements of profit and loss statement and cash flows for the period beginning on January 1, 1999 and ending on September 15, 1999 of the Company. These financial statements have been prepared from the books and records of the Company, which accurately and fairly reflect the transactions of, acquisitions and dispositions of assets by, and incurrence of Liabilities by the Company.

                  (c) Schedule 3.10(c) sets forth certain statistics concerning the operation of the Company, which are accurate (subject to the margins of error indicated on such schedule for certain of such statistics).

                  (d) All accounts receivable reflected in the Latest Balance Sheet or generated since the Latest Balance Sheet Date arose in the ordinary course of business and, except as set forth on Schedule 3.10 (d), are fully collectible in the ordinary course of business, without resort to litigation, at the face amount thereof less any reserve reflected in the Latest Balance Sheet, and will not be subject to counterclaim, set-off or other reduction.

         SECTION 3.11. Absence of Certain Changes or Events. Except as set forth on Schedule 3.11, since the Latest Balance Sheet Date, the Company has conducted the Business only in the ordinary course and in a manner consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company; (b) any change by the Company in its accounting methods, principles or practices; (c) any declaration, setting aside or payment of any dividends or distributions in respect of the shares of the capital stock of the Company or any redemption, purchase or other acquisition by the Company of any of its securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company, except for annual bonuses or merit increases in salaries or wages in the ordinary course of business and consistent with past practice; (e) any payment or other transfer of assets by the Company to any Stockholder, other than compensation payments in the ordinary course of business and consistent with past practice; (f) any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practices; (g) any entry by the Company into any commitment or transaction material to the Company including, without limitation, incurring or agreeing to incur capital expenditures in excess of $10,000; (h) any incurrence of indebtedness for borrowed money other than trade payables incurred in the ordinary course of business; (i) the termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company; or (j) any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a material adverse effect on the Business or on the operations, assets, financial condition, results of operations or prospects of the Company.

         SECTION 3.12. No Undisclosed Liabilities. The Company does not have any direct or indirect debts, liabilities or obligations, whether known or unknown, absolute, accrued, contingent or otherwise ("Liabilities"), except (a) Liabilities fully reflected in the Latest Balance Sheet and related financial statement notations; (b) accounts payable and Liabilities incurred in the ordinary course of business and consistent with past practice since the Latest Balance Sheet Date; (c) obligations to be performed in the ordinary course of business, consistent with past practice, under the Material Contracts (as defined in Section 3.20) or under agreements not required to be disclosed pursuant to Section 3.20; and (d) Liabilities described in Schedule 3.12. The Company does not and will not have any obligations for compensation, fees, reimbursements, severance costs, vacation pay or sick leave associated with any contractor, director, advisor, agent or employee of the Company and derived from services performed before the Effective Time, other than obligations that are satisfied prior to the Effective Time.

         SECTION 3.13.     Absence of Litigation. Except as set forth on
Schedule 3.13, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the Company's knowledge, threatened against the Company or any assets or rights of the Company. The Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 3.14.     Taxes.

                  (a) All returns and reports ("Tax Returns") of or with respect to any Tax which are required to be filed on or before the Closing Date (taking into account extensions of filing dates) by or with respect to the Company have been or will be duly and timely filed. Each such Tax Return is or will be true, correct and complete in all respects. All Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, other than any taxes for which adequate reserves have been established on the Latest Balance Sheet. All withholding tax requirements imposed on or with respect to the Company have been or will be satisfied in full in all respects. No penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                  (b) The Company has not waived any statutes of limitations in respect of Taxes.

                  (c) The Company has not agreed to (1) any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or (2) any extension of time for the assessment, collection or payment of any Tax of or with respect to the Company.

                  (d) The Company has previously delivered to Buyer true and complete copies of each written tax allocation or sharing agreement and a true and complete description of each unwritten tax allocation or sharing arrangement affecting the Company, if any.

                  (e) There are no pending audits, actions, proceedings, disputes or claims or, to the knowledge of the Company and the Stockholders, investigations, with respect to or against the Company for or with respect to any Taxes of the Company. No Tax assessment, deficiency or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to the Company, either (1) claimed or raised by a taxing authority in a writing received by the Company or (2) as to which any Stockholder has actual knowledge.

                  (f) Except for statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of any of the Company.

                  (g) The Surviving Corporation will not be required to include any amount in income for any taxable period beginning after the Closing Date as a result of a change in accounting method by the Company for any taxable period ending on or before the Closing Date or pursuant to any agreement by the Company with any tax authority with respect to any such taxable period.

                  (h) None of the property of the Company is held in an arrangement for which partnership Tax Returns are being filed, and the Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

                  (i) The Company has never been subject to taxes in any jurisdiction outside the United States.

                  (j) The Company has had in effect since its corporate inception a valid, binding, timely filed election to be taxed pursuant to Subchapter S of the Code and is not liable for any federal income taxes as a "C" corporation.

         SECTION 3.15. Tax Matters. Neither the Company nor the Stockholders or other affiliates of the Company or the Stockholders has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

         SECTION 3.16. Employee Matters. Set forth on Schedule 3.16 is a complete list of all current employees of the Company, including date of employment, current title and compensation, and date and amount of last increase in compensation. The Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative and to the knowledge of the Company there are no organization efforts currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and the Company does not know or have reasonable grounds to know of any basis for, any strike, material labor trouble, work stoppage, slow down or other interference with or impairment of the Business. The Company has never engaged any contractors or consultants, other than people who are now employees of the Company. Each of the shareholders and employees of the Company has signed a confidentiality agreement in the form previously provided to Buyer.

         SECTION 3.17. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

         SECTION 3.18. Illegal Payments. Neither the Company, the Stockholders nor any of the their agents or other representatives, or any affiliate or, to the best knowledge of the Company and the Stockholders, immediate family member of any of the foregoing has (a) used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

         SECTION 3.19. Leased Properties. Schedule 3.19 sets forth a description (including the street address) of all real property leased by the Company (the "Leased Properties"). No premises other than the Leased Properties are used in the Business.

         SECTION 3.20.     Certain Material Contracts.

                  (a) Schedule 3.20 lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company is bound that is material, directly or indirectly, to the Business (collectively, the "Material Contracts"), including without limitation (i) any licensing, advertising, promotion, consulting or services agreements pursuant to which the Company earns revenue in excess of $5,000; (ii) any licensing, supply, or services agreements pursuant which the Company is entitled or obligated to acquire any assets or services from any person with aggregate payments in excess of $5,000; (iii) any insurance policies; (iv) any employment, consulting, non-competition, separation, collective bargaining, union or labor agreements or arrangements; (v) any agreement evidencing, securing, guarantying or otherwise relating to any indebtedness for which the Company has any Liability; (vi) any agreement with or for the benefit of any Stockholder or any affiliate or family member thereof (which agreements are specifically identified as such in Schedule 3.20); (vii) any real property leases or any capital or operating leases or conditional sales agreements relating to vehicles or equipment; and (viii) any other agreement or arrangement pursuant to which the Company could be required to make or be entitled to receive aggregate payments in excess of $10,000. Schedule 3.20 lists all trade payables outstanding on the date hereof.

                  (b) The Company has performed in all material respects all of its obligations under each Material Contract and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default) under any Material Contract on the part of the Company or, to the Company's knowledge, on the part of any other party thereto, under any Material Contract.

                  (c) Each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered to Buyer a copy of each written Material Contract and a written summary of the material terms of each oral Material Contract.

                  (d) Each Material Contract will be automatically transferred from the Company to Buyer upon Closing without any party to a Material Contract providing prior written consent to such transfer and such transfer will not result in any party to a Material Contract having the right to terminate any Material Contract.

         SECTION 3.21. Competing Interests. None of the Stockholders, the Company, nor any director, officer, agent or employee of the Company (a) owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company or (b) is a party to, or otherwise has any direct or indirect interest opposed to the Company under, any Material Agreement or other business relationship or arrangement material to the Company, provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 1% of the outstanding securities in such class. None of the Stockholders nor the Company is a party to any non-competition, non-solicitation, exclusivity or other similar agreement that would in any way restrict the business or activities of the Company or Buyer.

         SECTION 3.22.     Material Customers and Suppliers. Set forth in
Schedule 3.22 is a complete list of each customer of the Company that accounted for revenues of more than $10,000 during the year ended December 31, 1998 (the "Material Customers"), indicating the amount of revenues attributable to each Material Customer during the year ended December 31, 1998 and during the interim period ending on the Latest Balance Sheet Date. Also set forth in Schedule 3.22 is a complete list of the Company's five largest suppliers (the "Material Suppliers") by dollar volume of supplied goods and/or services. Except as set forth in Schedule 3.22, none of the Material Customers or Material Suppliers has threatened to, or notified the Company or any of the Sellers of any intention to, terminate or materially alter its relationship with the Company, and there has been no material dispute with a Material Customer or Material Supplier since January 1, 1998.

         SECTION 3.23.     Intellectual Property.

                  (a) For purposes of this Agreement, "Intellectual Property" means all (i) patents, copyrights and copyrightable works, trademarks, service marks, trade names, service names, brand names, logos, trade dress, Internet domain names and all goodwill symbolized thereby and appurtenant thereto; (ii) trade secrets, inventions, technology, know-how, proprietary information, research material, specifications, surveys, designs, drawings and processes; (iii) computer software and related documentation, including without limitation operating software, network software, firmware, middleware, design software, design tools, management information systems, systems documentation and instructions, databases and the tangible objects in which the foregoing rights are embodied (collectively, "Software"); (iv) artwork, photographs, editorial copy and materials, formats and designs, including without limitation all content currently or previously displayed through Internet sites operated by the Company; (v) customer, partner, prospect and marketing lists, market research data, sales data and traffic and user data; (vi) registrations, applications, recordings, common law rights, "moral" rights of authors, licenses (to or from the Company) and other agreements relating to any of the foregoing;
(vii) rights to obtain renewals, reissues, extensions, continuations, divisions or equivalent extensions of legal protection pertaining to the foregoing; and
(viii) claims, causes of action or other rights at law or in equity arising out of or relating to any infringement, misappropriation, distortion, dilution or other unauthorized use or conduct in derogation of the foregoing occurring prior to the Closing.

                  (b) There are no registrations or applications for registration of any Intellectual Property or any licenses (to or from the Company) with respect to any registered Intellectual Property.

                  (c) The Company owns or has the right to use pursuant to Material Contracts all Intellectual Property used by the Company in connection with or necessary to the operation of the Business, without infringing on or otherwise acting adversely to the rights or claimed rights of any person. The Company is not obligated to pay any royalty or other consideration to any person in connection with the use of any such Intellectual Property.

                  (d) No claim has been asserted against the Company to the effect that the use of any Intellectual Property by the Company infringes the rights of any person. To the Company's knowledge, no other person is currently infringing upon the rights of the Company with respect to the Company's Intellectual Property.

                  (e) The Intellectual Property owned by the Company as of the Closing is sufficient as of the Closing Date for the uses of the Business. The Company has obtained all licenses, royalties and consents necessary to enable Buyer to use the Intellectual Property after the Closing in the manner contemplated by this Agreement.

         SECTION 3.24.     Investor Representations.

                  (a) Each of the Stockholders understand that the Buyer Common Stock to be issued to them in the Merger will constitute "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, the Stockholders will be able to resell such Buyer Common Stock only (i) pursuant to an effective registration statement covering such resale or
(ii) pursuant to an exemption from registration, such as the exemption provided under rule 144 under the Securities Act ("Rule 144").

                  (b) Each of the Stockholders (i) has a preexisting personal or business relationship with the Company and (ii) by reason of the Stockholder's business or financial experience or the business or financial experience of the Stockholder's professional advisors who are unaffiliated with and who are not compensated by Buyer or any affiliate or selling agent of Buyer, directly or indirectly, could be reasonably assumed to have the capacity to protect such Stockholder's interests in connection with this Agreement.

                  (c) Each of the Stockholders acknowledge receipt of the SEC Documents (as defined in Section 4.04) and acknowledge that they have been given the opportunity to ask questions of representatives of Buyer and to receive reasonable additional information to the extent requested in connection with their evaluation of an investment in the Buyer Common Stock.

                  (d) Each of the Stockholders acknowledge that the Buyer Common Stock will bear a restrictive legend in substantially the following form:

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND THE HOLDER HEREOF CANNOT MAKE ANY SALE, ASSIGNMENT, OR OTHER TRANSFER OF SUCH SECURITIES WITHOUT REGISTRATION UNDER OR EXEMPTION FROM SUCH ACTS AND LAWS. THE ISSUER MAY REQUIRE EVIDENCE OF SUCH REGISTRATION OR EXEMPTION PRIOR TO ANY SUCH TRANSFER."

         SECTION 3.25. Year 2000 Compliance. All hardware, firmware, software and computer systems produced by the Company or employed by the Company (whether leased, owned or otherwise) in the conduct of its business and the provision of its services are, or will be by the Closing, Year 2000 Compliant (as defined below) and shall continue to function in accordance with their intended purpose without material error or material interruption as a result of the transition to the year 2000. Schedule 3.25 includes a reasonable estimate of the additional costs, if any, that the Company will incur to become Year 2000 Compliant. As used herein, "Year 2000 Compliant" means, with respect to any entity, that the hardware, firmware, software and computer systems of such entity (i) will completely and accurately address, produce, store and calculate data involving dates before, on and after January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward or regression dated based functions; and (ii) will provide that date-related functionalities and data fields include the indication of century and millennium and will perform calculations that involve a four-digit year.

         SECTION 3.26. Insurance. Set forth in Schedule 3.26 is a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company and its businesses, properties and assets (and its directors, officers, salespersons, agents or employees). All such policies are in full force and effect. The Company has not received a notice of default under any such policy and has not received written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Schedule 3.26 also sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance. The Company's insurance policies are issued by insurers of recognized responsibility and insure the Company, the Business, and the Company's properties and assets against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

         SECTION 3.27. Information Supplied. Without limiting any of the representations and warranties contained herein, no written representation or written warranty of the Company or the Stockholders and no statement by the Company or the Stockholders contained in the Schedules to this Agreement contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company and the Stockholders that:

         SECTION 4.01. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under Delaware Law and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on Buyer.

         SECTION 4.02. Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

         SECTION 4.03.     No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not
(i) conflict with or violate the certificate of incorporation or bylaws, in each case as amended or restated, of Buyer, (ii) conflict with or violate any Laws applicable to Buyer or by which any of its properties or assets is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer is a party or by or to which Buyer or any of its properties is bound or subject.

                  (b) The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby will not, require Buyer to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Entities, except for the filing and recordation of appropriate merger documents as required by Massachusetts Law or Delaware Law and except for any required filings under or related to federal or state securities laws or regulations.

         SECTION 4.04. SEC Documents. Buyer has filed all forms, reports and documents required to be filed by Buyer with the SEC as of the date hereof and Buyer has delivered to the Company and each of the Stockholders a true and complete copy of Buyer's Annual Report on Form 10-K/A for the year ended December 31, 1998, its quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, and its definitive proxy statement for its annual meeting of stockholders held in 1999 (together, the "SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.05. Financial Statements. The financial statements of Buyer, including the notes thereto, included in the SEC Documents (the "Buyer Financial Statements") present fairly, in all material respects, the consolidated financial position of Buyer as of their respective dates and the results of Buyer's operations and cash flows for the respective periods, complied as to form in all material respects with generally accepted accounting principles and with the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto). The Buyer Financial Statements fairly present the consolidated financial condition and operating results of Buyer and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). There has been no material change in Buyer accounting policies except as described in the notes to the Buyer Financial Statements.

         SECTION 4.06. Tax Matters. Neither Buyer nor, to the knowledge of Buyer, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of section 368(a) of the Code.

         SECTION 4.07. Valid Issuance of Buyer Common Stock. The shares of Buyer Common Stock to be issued pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement will be validly issued, fully paid, and non-assessable and not subject to any preemptive rights and issued in compliance with all applicable federal or state securities laws. The authorized, issued and outstanding capitalization of Buyer is as set forth in the SEC Documents as of the dates of the financial statements or other information included in the SEC Documents.

         SECTION 4.08. Capitalization. The authorized capital stock of the Buyer consists of 400,000,000 shares of Buyer Common Stock, of which 73,091,571 were outstanding as of September 30, 1999, and 5,000,000 shares of preferred stock, of which none are outstanding.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.01. Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Buyer, the Company will:

                  (a) operate the Business only in the usual and ordinary course consistent with past practices;

                  (b) use commercially reasonable efforts to preserve substantially intact its business organization, maintain its Material Contracts, and Intellectual Property and other material rights, retain the services of its respective officers and key employees and maintain its relationships with its material customers and suppliers;

                  (c) maintain and keep its assets in as good repair and condition as at present, ordinary wear and tear excepted;

                  (d) maintain and keep in full force and effect insurance comparable in amount and scope of coverage to that currently in effect;

                  (e) terminate all employees and contractors and pay all amounts owed to any employee, contractor, advisor or director, withhold all taxes, and satisfy all obligations with respect to such termination; and

                  (f) from the date of this Agreement and to the Effective Time, promptly supplement or amend the Schedules to this Agreement with respect to any matter that arises or that is required to be set forth or listed in the Schedules or is necessary to complete or correct any information in the Schedules; provided, that for purposes of determining the rights and obligations of the parties hereunder (other than the obligation of the Company under this Section 5.01(e)), any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless Buyer otherwise expressly consents in writing.

         SECTION 5.02. Negative Covenants of the Company. Except as expressly contemplated by this Agreement or otherwise consented to in writing by Buyer, from the date of this Agreement until the Effective Time, the Company will not do any of the following:

                  (a)      amend or otherwise modify any of the Material
Contracts;

                  (b)      (i) effect any reorganization or recapitalization;
(ii) issue any capital stock or any option, warrant or similar agreement with respect to its capital stock; (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or (iv) adopt or propose to adopt any amendments to its articles of organization or bylaws;

                  (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

                  (d) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

                  (e) take any action that would result in a breach (as of the Closing) of any of the representations and warranties set forth in
Section 3.11;

                  (f) pay or agree to pay any dividend, distribution, or other payment to the Stockholders;

                  (g) pay or agree to pay any bonus, incentive compensation, or similar payment to any of its employees or increase the compensation of the Stockholders or any other employee;

                  (h) make any expenditure or commitment except in the ordinary course of business consistent with past practice; or

                  (i) agree in writing or otherwise to do any of the foregoing.

         SECTION 5.03. Restrictive Covenant. Each of Daniel Dreilinger and Chong-Min Hong (collectively, the "Majority Stockholders") acknowledge that he was a beneficial owner of the goodwill of the Company. In consideration of the purchase of each of the Majority Stockholder's stock in the Company and the delivery of Confidential Information to the Majority Stockholders, each of the Majority Stockholders hereby agrees that, for a period of (x) in the case of Daniel Dreilinger, three years from the Closing Date and (y) in the case of Chong-Min Hong, one year from the Closing Date, he will not (except in the course of performing authorized duties as an employee of Buyer), directly or indirectly, either as an employee, partner, owner, director, adviser or employee or in any other capacity:

                  (a) engage in (I) any business or enterprise that competes with the Company, including but not limited to any internet-related or e-commerce business or any search company (collectively, a "Competing Business") in any location or in any language, or (ii) the creation of content or complementary services for, or the sale of advertising for, such a Competing Business in any location; provided, however, that this Section 5.03(a) shall not restrict Chong-Min Hong from providing consulting services as part of his position as a consultant with McKinsey & Company.

                  (b) directly or indirectly solicit or attempt to solicit any customer or potential customer of Buyer to purchase advertising or other goods or services that are competitive with those offered by Buyer from any person or entity other than Buyer; or

                  (c) recruit or solicit for employment any person who is, or within the twelve month period preceding the date of such activity was, an employee of Buyer.

         Notwithstanding the foregoing, each of the Majority Stockholders may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any entity that owns a Competing Business.

                  (d) Should any of the Majority Stockholders violate paragraph (a) above, each of the Majority Stockholders and Buyer agree that any financial benefits whatsoever (including salary, fees, or stock or other securities) received by the Majority Stockholders from the Competing Business for a period of twelve (12) months after the commencement of participation in such Competing Business shall be turned over to Buyer.

                  (e) Each of the Majority Stockholders represent to Buyer that he is willing and able to engage in businesses that are not Competing Businesses hereunder and that enforcement of the restrictions set forth in this
Section 5.03 would not be unduly burdensome to him. Buyer and each of the Majority Stockholders acknowledge and agree that the restrictions set forth this
Section 5.03 are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the legitimate business interests of Buyer. Each of the Majority Stockholders acknowledge that Buyer has an international presence and a global market and therefore has need of a worldwide geographic restriction.

                  (f) Should any of the Majority Stockholders violate paragraph (b) above, each of the Majority Stockholders and Buyer agree that all of the revenues from such customer collected by or owed to the Majority Stockholders, or any entity for which the Majority Stockholders are employed or in any way associated with, shall be turned over to Buyer for a period of twelve
(12) months after the date of the solicitation.

                  (g) Should any of the Majority Stockholders violate paragraph (c) above, each of the Majority Stockholders and Buyer agree that the Majority Stockholders shall pay to Buyer an amount equal to the salary paid by Buyer to such person during the twelve (12) month period ending on the termination date of such person's employment with Buyer.

         If the provisions of this Section 5.03 are found by a court of competent jurisdiction to contain limitations as to time, geographic area or scope of activity that are not reasonable or not necessary to protect the legitimate business interests of Buyer, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and to impose a restraint that is not greater than necessary to protect the legitimate business interests of Buyer.

         SECTION 5.04.     Confidential Information.

                  (a) The assets of the Company include certain commercially valuable technical and non-technical confidential or proprietary information of the Company (collectively, "Confidential Information"). Confidential Information means all information used by the Company in connection with operating its business that is not generally known to others in similar areas of business, including without limitation (i) source code and documentation for computer software and any other trade secrets, software, work product, processes, analyses and know-how related to the architecture and operation of the Company's business or the submission, collection or organization of its contents; (ii) customer and prospect lists and other marketing, advertising, pricing, strategic and business plans and information related to the Company's business; and (iii) information concerning traffic at the Company's Internet sites and financial information concerning the operation of the Company's business.

                  (b) Each of the Stockholders acknowledge and agree that, following the Closing, the Confidential Information will be the sole and exclusive property of the Surviving Corporation. Following the Closing, the Stockholders will not, directly or indirectly, use any Confidential Information for his own benefit or disclose any Confidential Information to any person (except in the course of performing authorized duties for Buyer or the Surviving Corporation). At Buyer's request after the Closing, the Stockholders will promptly deliver to Buyer or the Surviving Corporation all documents, computer disks and other computer storage devices, computer printouts, manuals and other papers and materials (including all copies thereof in whatever form) containing or incorporating any Confidential Information that are in his possession or under his control.

                  (c) Notwithstanding anything herein to the contrary, no Stockholder shall have any obligation to protect, and or liability shall accrue hereunder with respect to any information to the extent that (i) such information has been made or becomes publicly available other than as a result of acts by the Stockholder in violation of this Agreement or (ii) such information is disclosed to the Stockholder by a third party who is not under any confidentiality obligation to the Company.

         SECTION 5.05.     Access and Information.

                  (a) The Company shall (i) afford to Buyer and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Buyer Representatives") reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and to the books and records thereof, (ii) furnish promptly to Buyer and the Buyer Representatives such information concerning the business, properties, contracts, records and personnel of the Company (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by Buyer, and (iii) authorize Buyer to contact and obtain relevant information from the Company's accountants, material customers and suppliers and any governmental agencies having dealings with the Company.

                  (b) No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

         SECTION 5.06.     Appropriate Action; Consents; Filings.

                  (a) Each of Buyer, the Stockholders and the Company shall use (and shall cause each of their respective subsidiaries to use, as applicable) all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, and (ii) obtain from any Governmental Entities or other third parties any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Buyer or the Company or any of their subsidiaries or affiliates, as applicable, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger. The Stockholders, the Company and Buyer shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

                  (b) Each of Buyer, the Stockholders and the Company shall give (or shall cause their respective subsidiaries and affiliates, as applicable, to give) any notices to third parties, and use (and cause their respective subsidiaries and affiliates, as applicable, to use) all reasonable efforts to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement or (ii) otherwise required under any Material Contracts, or other agreements in connection with, or in order to allow the Company to continue to be entitled to the benefits thereof following, the consummation of the transactions contemplated hereby. In the event that any party shall fail to obtain any third party consent described above and the parties agree to consummate the Merger without such consent, such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Buyer, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         SECTION 5.07.     Tax Treatment.

                  (a) Each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not take, and shall use all reasonable efforts to prevent any affiliate of such party from taking, any actions which could prevent the Merger from qualifying as a reorganization under the provisions of section 368(a) of the Code, which Tax Returns shall be prepared consistently with the Company's past tax accounting practices.

                  (b) The Stockholders shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date, which income Tax Returns shall be prepared consistently with the Company's past tax accounting practices.

                  (c) Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this agreement and any audit or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit or other proceeding, as well as making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Stockholders agree to retain all books and records with respect to Tax matters pertinent to the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods.

         SECTION 5.08. Public Announcements. Prior to the Closing, the Company and each of the Stockholders will not issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of Buyer and Buyer will not issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of the Company; provided, however, that Buyer may issue a press release or make any statement to the general public concerning such transaction or the absence thereof without the express prior written consent of the Company as, in the advice of Buyer's counsel, is required by law. Upon Closing, Buyer will issue a press release and shall provide Daniel Dreilinger with a copy of such release and shall give Mr.
Dreilinger reasonable opportunity to comment in advance of issuance.

         SECTION 5.09. Fees, Expenses and Other Payments. Buyer will pay all transaction costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by the

Company and the Stockholders in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (collectively, "Company Expenses"), up to a maximum amount of Ten Thousand Dollars ($10,000) (the "Maximum Amount"). The Stockholders will cause all Company Expenses to be billed to the Stockholders' representative, Daniel Dreilinger, and paid directly by the Stockholders. The Stockholders will present to Buyer a schedule setting forth all of the Company Expenses and Buyer shall pay for such expenses directly or reimburse the Stockholders for Company Expenses up to the Maximum Amount. Except as provided for in the immediately preceding sentence, neither the Company nor CNET shall receive, or be liable for, any invoices or statements for any Company Expenses. Any Company Expenses in excess of the Maximum Amount will be paid by the Stockholders. Any trade payables, including salary or other employment expenses and legal expenses, in excess of $10,000 at the Closing Date will be paid by the Stockholders through a pro rata reduction in the cash to be paid to the Stockholders in the Merger. Buyer further agrees to pay $10,000 toward the Company's obligations under the Company's Employment Agreement with Chong-Min Hong.

         SECTION 5.10. Employment and Consulting Agreements. At the Closing, the Surviving Corporation will enter into an employment agreement with Daniel Dreilinger in substantially the form of Exhibit A attached hereto (the "Employment Agreement") and a Consulting Agreement with Sean Dreilinger in substantially the form of Exhibit B hereto (the "Consulting Agreement").

         SECTION 5.11. Company Financials. The Stockholders acknowledge that the Buyer may be required to file the Company's financial statements with the U.S. Securities and Exchange Commission and the Stockholders agree to use commercially reasonable efforts to assist Buyer in obtaining any necessary consents and take any other necessary actions to permit Buyer to make such filings.

         SECTION 5.12. Technical Support. The Stockholders acknowledge and agree that Daniel Dreilinger will be primarily responsible for supporting the Company's web sites listed on Schedule 3.06(a) hereto after the Effective Time; provided, however, that Buyer will assist him with any increased traffic resulting from the Merger and the integration of the Company's operations with those of Buyer.

                                   ARTICLE VI
                               CLOSING CONDITIONS

         SECTION 6.01. Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by Buyer, in whole or in part:

                  (a) Each of the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have received a certificate signed by the President of the Company, dated the Closing Date, to such effect.

                  (b) Each of the Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Buyer shall have received a certificate signed by the President of the Company, dated the Closing Date, to such effect.

                  (c) Since the Latest Balance Sheet Date, there has not occurred any material adverse change in the condition (financial or otherwise), results of operations, business, site traffic, prospects, assets or Liabilities of the Company.

                  (d) Buyer shall have received a closing certificate signed by the President of the Company substantially in the form of Exhibit C attached hereto.

                  (e) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger (an "Order"); and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

                  (f) Counsel to the Company shall have delivered to Buyer its written opinion substantially in the form of Exhibit D attached hereto.

                  (g) Each of the Company and the Stockholders shall have obtained each consent and approval necessary in order that the transactions contemplated hereby do not constitute a material breach or violation of, or result in a right of termination or acceleration of any encumbrance on any material portion of the Company's properties or assets, any Material Contract, material arrangement or understanding.

                  (h) The total Liabilities of the Company of the type that would be reflected in a balance sheet of the Company prepared as of the Closing Date in accordance with generally accepted accounting principles shall not exceed $10,000.

                  (i) All proceedings taken by the Company and all instruments executed and delivered by the Company and the Stockholders, as applicable, on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to Buyer.

                  (j) Buyer has completed its due diligence investigation of the Company, including legal, operational, financial and technical matters, and the results of such investigation are satisfactory to Buyer in its sole discretion.

                  (k) Buyer's Board of Directors has approved the execution and delivery of this Agreement, the Merger and the transactions contemplated hereby.

                  (l) Daniel Dreilinger shall have delivered to Buyer the executed Employment Agreement.

                  (m) Sean Dreilinger shall have delivered to Buyer the executed Consulting Agreement.

                  (n) Each of the Stockholders shall have delivered to Buyer an executed pledge agreement substantially in the form of Exhibit E attached hereto (the "Pledge Agreement").

                  (o) All employees of the Company shall have been terminated prior to the Effective Time and all Company liabilities and expenses related to all employees, contractors and directors shall have been satisfied in full by the Company prior to the Effective Time, and the Company shall have received a written release from all employees or contractors of all potential claims against the Company resulting from services performed prior to the Effective Time

         SECTION 6.02. Conditions to Obligations of the Company and the Stockholders. The obligation of the Company and the Stockholders to effect the Merger and the other transactions contemplated hereby is also subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing by the Company and the Stockholders, in whole or in part:

                  (a) Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

                  (b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

                  (c) No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; and no such Governmental Entity or third party shall have initiated or threatened to initiate any proceeding seeking an Order.

                  (d) All proceedings taken by Buyer and all instruments executed and delivered by Buyer on or prior to the Closing Date in connection with the transactions herein contemplated shall be reasonably satisfactory in form and substance to the Company.

                                   ARTICLE VII
                                 INDEMNIFICATION

         SECTION 7.01. Indemnification of Buyer. Notwithstanding any investigation by Buyer or the Buyer Representatives, the Stockholders will indemnify and hold Buyer, its subsidiaries and their respective affiliates, directors, officers, employees and agents (collectively, the "Buyer Indemnified Parties") harmless from any and all Liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Indemnified Party may suffer or incur as a result of or relating to:

                  (a) the breach of any representation or warranty made by the Company or the Stockholders in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; or

                  (b) the breach of any covenant or agreement of the Company or the Stockholders under this Agreement or any allegation by a third party that, if true, would constitute such a breach;

in each case regardless of whether the Buyer was aware of such breach at the Effective Time, provided that, except with respect to the breach or the alleged breach of the representations and warranties set forth in Sections 3.03 and 3.06, for which the limitation contained in (ii) below shall not apply, (i) the Buyer Indemnified Parties will not be entitled to indemnification under paragraph (a) of this Section 7.01 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties pursuant to such paragraph exceeds $50,000, in which case the Buyer Indemnified Parties will be entitled to indemnification for the full amount of all such Losses; and (ii) the Buyer Indemnified Parties will not be entitled to indemnification under paragraph (a) of this Section 7.01 in an aggregate amount exceeding the Purchase Price. Notwithstanding the foregoing, with respect to any event described in (a) above that is caused by the issuance of a patent after the date of Closing, the Company and the Stockholders shall only have liability under this Section 7.01
(i) if such patent is issued on or prior to the first anniversary of the Closing and (ii) up to a maximum amount of $5,000,000. Any claim for indemnification under this Section 7.01 will first be satisfied through the return to Buyer of the Pledged Shares (defined below) having a value (as determined pursuant to the Pledge Agreement) equal to the amount of such claim.

         SECTION 7.02. Survival. The representations and warranties set forth in Sections 3.01, 3.03, and 3.09 shall survive indefinitely and the representations set forth in Sections 3.14 and 3.15 shall survive until the expiration of the relevant statute of limitations. All other representations and warranties shall terminate eighteen months following the Closing Date. The respective obligations of the parties hereto pursuant to any Section which, by its terms, relates to post-termination rights or obligations, shall survive the Closing and any termination of this Agreement. The Buyer Indemnified Parties' rights to indemnification under paragraph (a) or (b) of Section 7.01 will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated and shall continue in full force and effect for the period during which the applicable representation or warranty survives pursuant to this
Section 7.02; provided however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

         SECTION 7.03. Notice. The Buyer Indemnified Parties entitled to receive indemnification under this Article VII agree to give prompt written notice to the Stockholders upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (a "Claim"), but the Buyer Indemnified Parties' failure to give such notice will not affect their rights to indemnification under this Article VII, except to the extent that the Stockholders are materially prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Buyer Indemnified Parties will give a later written notice when the amount becomes fixed.

         SECTION 7.04. Defense of Claims. The Stockholders may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Parties and the payment of expenses related thereto, if (a) the Stockholders acknowledge their obligation to indemnify the Buyer Indemnified Parties for any Losses resulting from such Claim and provide reasonable evidence to the Buyer Indemnified Parties of their financial ability to satisfy such obligation; (b) the Claim does not seek to impose any liability or obligation on the Buyer Indemnified Parties other than for money damages; and (c) the Claim does not relate to the Buyer Indemnified Parties' relationship with their customers or employees. If such conditions are satisfied and the Stockholders elect to assume and control the defense of a Claim, then (i) the Stockholders will not be liable for any settlement of such Claim effected without the consent of the Stockholders, which consent will not be unreasonably withheld; (ii) the Stockholders may settle such Claim without the consent of the Buyer Indemnified Parties; and (iii) the Buyer Indemnified Parties may employ separate counsel and participate in the defense thereof, but the Buyer Indemnified Parties will be responsible for the fees and expenses of such counsel unless (A) the Stockholders have failed to adequately assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Buyer Indemnified Parties and the interests represented by the Stockholders that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Stockholders. If such conditions are not satisfied, the Buyer Indemnified Parties may assume and control the defense of the Claim; provided that the Buyer Indemnified Parties may not settle any such Claim without the consent of the Stockholders, which consent will not be unreasonably withheld, and further provided that the Stockholders are given a reasonable opportunity to participate in such defense (at the Stockholders' expense).

         SECTION 7.05. Indemnity Holdback. As security for the indemnification obligations hereunder, at the Effective Time, each of the Stockholders will pledge to Buyer an amount of shares set forth on Schedule 2 (the "Pledged Shares"), pursuant to the terms of the Pledge Agreement.

         SECTION 7.06. Indemnity Payments Reduced by Insurance Proceeds. Any indemnity payment payable pursuant to this Agreement shall be decreased to the extent of any insurance proceeds actually received by the Buyer Indemnified Party; provided that nothing in this paragraph shall impose any obligation on any party to seek or otherwise actively pursue the recovery of any insurance proceeds.

         SECTION 7.07. Exclusive Remedy. Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims for money damages against the other party relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII or as otherwise provided hereunder, including as provided in Section 5.03. In furtherance of the foregoing, Buyer hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from fraud or claims for injunctive or other equitable relief)) it may have against the Company or the Stockholders relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation or otherwise. Buyer further acknowledges and agrees that, other than the representations and warranties of Company and the Stockholders specifically contained in this Agreement and the instruments and/or certificates delivered at Closing, there are no representations or warranties of the Company, any Stockholder, or any other person or entity either expressed or implied with respect to the assets or the Company.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

                  (a)      by mutual consent of Buyer and the Company;

                  (b) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall be untrue, in either case such that the conditions set forth in Sections 6.01(a) or (b) would be incapable of being satisfied by October 18, 1999 (the "Termination Date"); provided that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(b);

                  (c) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall be untrue, in either case such that the conditions set forth in Sections 6.02(a) or (b) would be incapable of being satisfied by the Termination Date; provided that, in any case, a willful material breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.01(c);

                  (d) by either Buyer or the Company, if there shall be any Order that is final and nonappealable preventing the consummation of the Merger, except if the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 5.06 of this Agreement;

                  (e) by either Buyer or the Company, if the Merger shall not have been consummated before the Termination Date.

The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

         SECTION 8.02. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the parties to the other parties and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for any breach of such party's representations, warranties, covenants or agreements contained in this Agreement.

         SECTION 8.03. Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

         SECTION 8.04. Waiver. At any time prior to the Effective Time, Buyer, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                                   ARTICLE IX
                               REGISTRATION RIGHTS

         SECTION 9.01. Registration Statement. Within thirty (30) days of the Closing Date, Buyer will prepare and file with the SEC, pursuant to the Securities Act, a registration statement on Form S-3 (the "Registration Statement") covering the resale of 20% of the Buyer Common Stock issued to the Stockholders in the Merger in the proportions set forth on Schedule 2 (collectively, the "Registered Shares") in a continuous offering. Buyer will use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable thereafter and to remain effective until the earlier of (i) the date that all of the Registered Shares have been sold by the Stockholders or (ii) the first anniversary of the Closing. The Stockholders will not sell any Registered Shares under the Registration Statement unless, at the time of sale, the Registration Statement (and the most recently filed post effective amendment thereto, if any) has been declared effective. The period of time during which the Registration Statement is effective is referred to as the "Registration Period."

         SECTION 9.02. Limitations on Sale. Each of the Stockholders will notify Buyer two business days prior to selling any Registered Shares pursuant to the Registration Statement. If, upon receipt of such a notice, Buyer certifies to the Stockholder in writing that the sale of any Registered Shares would require Buyer to make a disclosure that would be impracticable or detrimental to Buyer, then the Stockholder will refrain from selling any Registered Shares pursuant to the Registration Statement for the period of time requested by Buyer (a "Blackout Period"). Buyer may impose no more than four Blackout Periods, which may not exceed 60 calendar days each and may not exceed 180 calendar days in the aggregate. Buyer will use reasonable efforts to minimize the time period during which the Stockholders are required to refrain from selling under this paragraph. In addition, additional Blackout Periods shall automatically be in effect from two weeks prior to the end of each of Buyer's fiscal quarters until the date Buyer releases its earnings for such quarter.

         SECTION 9.03. Information. The Stockholders will furnish to Buyer, at Buyer's reasonable request, such information regarding the ownership of Registered Shares by the Stockholders and the intended method of disposition thereof as is required in connection with the preparation of a registration statement covering the Registered Shares.

         SECTION 9.04. Expenses. Buyer will bear all expenses arising or incurred in connection with any registration of the Registered Shares hereunder, including without limitation registration fees, printing expenses and Buyer's accounting and legal fees and expenses; provided that the Stockholders will bear the expense of any underwriting fees, discounts or commissions applicable to their sale of the Registered Shares and the fees and expenses of any separate legal counsel or accounting firm engaged by the Stockholders.

         SECTION 9.05.     Indemnification.

                  (a) Buyer agrees to indemnify the Stockholders and each underwriter and selling broker of the Registered Shares registered hereunder and their respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses from third party claims arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse the Stockholders and such other persons for any legal and other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; provided, however, that Buyer will not be liable in any such case if and to the extent that (i) such statement or omission was made in reliance upon information (including, without limitation, written negative responses to inquiries) furnished to Buyer in writing by the Stockholders expressly for use in the Registration Statement or such a prospectus or (ii) the Stockholders fail to deliver or cause to be delivered a copy of the final prospectus relating to such offering (as then amended or supplemented) to the person asserting such claim and such final prospectus would have cured the defect giving rise to such Loss.

                  (b) The Stockholders will indemnify Buyer and the respective officers and directors and each person or entity, if any, who controls any of the foregoing within the meaning of Section 15 of the Securities Act and their respective successors against all Losses from third party claims arising out of or relating to any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement or any prospectus included therein or incident thereto or any omission (or alleged omission) to state therein a material fact required to be stated or necessary to make the statements therein not misleading, and will reimburse Buyer and such other persons for any legal and any other expenses reasonably incurred by them in connection with investigating or defending any claim or action related to such a Loss; provided, however, that this subparagraph (b) shall apply only in the case of and to the extent specified in clauses (i) and (ii) of the preceding paragraph.

                  (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to any of the two preceding paragraphs, the indemnified and indemnifying parties shall comply with the notice and defense of claims provisions of Sections 7.03 and 7.04 with respect to such proceeding.

                                    ARTICLE X
                               GENERAL PROVISIONS

         SECTION 10.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally or by overnight delivery service or if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission:



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

                  (a)      If to Buyer, to:
                           CNET, Inc.
                           150 Chestnut Street
                           San Francisco, California  94111
                           Attention:  Douglas N. Woodrum
                           Facsimile:  (415) 395-9205

                  with a copy to:
                           Hughes & Luce, L.L.P.
                           1717 Main Street
                           Suite 2800
                           Dallas, Texas  75201
                           Attention:  R. Clayton Mulford
                           Facsimile:  (214) 939-5849

                  (b)      If to the Stockholders, to:
                           77 Russell Road
                           Wellesley, Massachusetts  02482
                           Facsimile:  (781) 237-1021
                           Attention:  Daniel Dreilinger

                  with a copy to:
                           Foley, Hoag, & Eliot LLP
                           One Post Office Square
                           Boston, Massachusetts  02109
                           Attention:  Peter W. Coogan
                           Facsimile:  (617) 832-7000

         SECTION 10.02. Certain Definitions. For the purposes of this Agreement, the term:

                  (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

                  (b) "business day" means any day other than a day on which banks in the State of Delaware are authorized or obligated to be closed.

                  (c) "control" (including the terms "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of equity or as trustee or executor, by contract or credit arrangement or otherwise.

                  (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.



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

                  (e) "knowledge" of or "known" by a person, with respect to any matter in question, means (i) in the case of the Company, if any director or executive officer of the Company has actual knowledge of such matter or would have knowledge of such matter following due inquiry, and (ii) in the case of Buyer, if any director or executive officer of Buyer has actual knowledge of such matter or would have knowledge of such matter following due inquiry.

                  (f) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as used in Section 13(d) of the Exchange Act).

                  (g) "Securities Act" means the Securities Act of 1933, as amended.

                  (h) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes,
(ii) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

         SECTION 10.03. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

         SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.05. Entire Agreement. This Agreement (together with the Exhibits and the Schedules to this Agreement) constitutes the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

         SECTION 10.06. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

         SECTION 10.07. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except as expressly provided herein.

         SECTION 10.08. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

         SECTION 10.09. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

         SECTION 10.10. Further Assurances. Each party hereto agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

         SECTION 10.11. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW AND EXCEPT TO THE EXTENT THAT MASSACHUSETTS LAW MANDATORILY PROVIDES WITH RESPECT TO THE MERGER. THE PARTIES AGREE THAT VENUE FOR ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT SHALL BE A COURT OF COMPETENT JURISDICTION IN SAN FRANCISCO, CALIFORNIA.

         SECTION 10.12. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                       CNET, INC.


                                       By: /s/ DOUGLAS N. WOODRUM
                                           -------------------------------------
                                       Name: Douglas N. Woodrum
                                       Title: Chief Financial Officer


                                       SAVVYSEARCH LIMITED


                                       By: /s/ DANIEL DREILINGER
                                           -------------------------------------
                                       Name: Daniel Dreilinger
                                       Title: President and Treasurer



                                       STOCKHOLDERS:


                                       /s/ DANIEL DREILINGER
                                       -----------------------------------------
                                       Daniel Dreilinger


                                       /s/ SEAN DREILINGER
                                       -----------------------------------------
                                       Sean Dreilinger


                                       /s/ CHONG-MIN HONG
                                       -----------------------------------------
                                       Chong-Min Hong


                                       /s/ CHARLES DREILINGER
                                       -----------------------------------------
                                       Charles Dreilinger


                                       /s/ ROBERT T. CARROLL
                                       -----------------------------------------
                                       Robert T. Carroll